Exhibit 5.1

June 23, 2005

The Board of Directors

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

Ladies and Gentlemen:

We are acting as counsel to The Mills Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the possible issuance of up to 170,482 shares of common stock of the Company (the “Shares”) if and to the extent that holders of a like number of common units of limited partnership interest (the “Units”) in The Mills Limited Partnership (the “Partnership”) tender such Units for redemption. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on June 7, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Certificate of Incorporation”).

The Mills Corporation

June 23, 2005

3.	The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	Certificate of Limited Partnership, as certified by the Delaware Secretary of State on June 6, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	The Limited Partnership Agreement of the Partnership, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Partnership Agreement”).

6.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent on June 10, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares issuable upon redemption of the Units and arrangements in connection therewith (the “Resolutions”).

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all Documents submitted to us, the authenticity of all original Documents, and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued upon redemption of Units in accordance with

The Mills Corporation

June 23, 2005

the Partnership Agreement and the Resolutions, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.